Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki

Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2005 SECOND QUARTER RESULTS

— Sales increase 17.7% year-over-year —

— Operating income increases 46.3% year-over-year, reaches 16.2% of sales —

Melville, NY, April 5, 2005 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2005 second quarter ended February 26, 2005.

For the second quarter of fiscal 2005, net sales were $271.4 million, an increase of 17.7% over net sales of $230.5 million in the second quarter of fiscal 2004.  Net income increased 48.1% to $27.4 million in the second quarter of fiscal 2005, compared to net income of $18.5 million in the year-ago period.  Earnings per diluted share for the fiscal 2005 second quarter were $0.39, compared to $0.27 in the second quarter of fiscal 2004, an increase of 44.4%.

For the first half of fiscal 2005, the Company’s net sales rose 18% to $534.7 million, compared to net sales of $453.3 million a year ago.  Net income in the fiscal 2005 six-month period was $53.4 million, or $0.75 per diluted share, compared to $35.0 million, or $0.51 per diluted share, in the year ago period, an increase of 52.5%.

Mitchell Jacobson, Chairman and Chief Executive Officer stated “We are extremely pleased with the state of our business given our substantial achievements to date, our competitive position, and our efficient cost structure.  The operating environment is improving at a measured pace and we continue to see solid demand within our customer base.  While businesses continue to feel the impact of higher energy and raw material costs, it is in this type of environment that MSC’s model brings the most value to our customers.  Overall, we remain confident in our ability to execute, gain share and grow in all of our markets.  Based on current market conditions, we expect revenues for the third quarter of fiscal 2005 to be between $285 million to $290 million, with diluted earnings per share of between $0.42 and $0.44.”

“This was another solid quarter for us and I’m extremely pleased with our performance,” stated David Sandler, President & Chief Operating Officer.  Through superior sales execution, we were able to grow

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revenues by nearly 18% and increase gross margins despite higher raw material and energy costs.  Additionally, our commitment to process cost reduction combined with the leverage inherent in our cost structure enabled us to convert 34% of incremental sales into operating income, generating operating margins of 16.2%, and a net income increase of 48%.”

Additionally, the Company noted that during the second quarter of fiscal 2005 it repurchased 480,000 shares of its Class A Common Stock for approximately $15 million.  The shares were purchased under the Company’s current stock repurchase program which was authorized on September 26, 2002.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the second quarter of fiscal 2005 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 340,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 90 branch sales offices, more than 475 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing market conditions, competitive and regulatory matters, general economic conditions in the markets in which the Company operates, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, availability of suitable acquisition opportunities, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheet

(In thousands)

	February 26, 2005	August 28, 2004
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$53,188	$39,517
Available-for-sale securities	3,029	6,000
Accounts receivable, net of allowance for doubtful accounts	130,491	114,077
Inventories	237,059	225,427
Prepaid expenses and other current assets	16,411	16,368
Deferred income taxes	9,860	10,000
Total current assets	450,038	411,389

Available-for-sale securities	145,243	137,797
Property, Plant and Equipment, net	102,915	103,284
Goodwill	63,202	63,202
Other assets	9,389	13,715
Total Assets	$770,787	$729,387

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,657	$36,233
Accrued liabilities	44,213	48,638
Current portion of long-term notes payable	149	142
Total current liabilities	83,019	85,013
Long-term notes payable	906	997
Deferred income tax liabilities	24,348	25,171
Total liabilities	108,273	111,181
Shareholders’ Equity:
Preferred Stock
Class A common stock	54	52
Class B common stock	21	21
Additional paid-in capital	338,597	314,710
Retained earnings	433,234	393,341
Accumulated other comprehensive loss	(76)	(12)
Class A treasury stock, at cost	(103,166)	(88,580)
Deferred stock compensation	(6,150)	(1,326)
Total shareholders’ equity	662,514	618,206
Total Liabilities and Shareholders’ Equity	$770,787	$729,387

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

 (In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004

Net sales	$271,365	$230,537	$534,693	$453,298
Cost of goods sold	146,503	126,258	291,030	248,759
Gross profit	124,862	104,279	243,663	204,539
Operating expenses	80,963	74,277	157,867	147,646
Income from operations	43,899	30,002	85,796	56,893
Other Income:
Interest income, net	962	468	1,738	760
Other income, net	88	178	17	228
Total other income	1,050	646	1,755	988
Income before provision for income taxes	44,949	30,648	87,551	57,881
Provision for income taxes	17,530	12,106	34,145	22,863
Net income	$27,419	$18,542	$53,406	$35,018
Per Share Information:
Net income per common share:
Basic	$0.40	$0.28	$0.78	$0.53
Diluted	$0.39	$0.27	$0.75	$0.51
Weighted average shares used in computing net income per common share
Basic	68,997	66,918	68,693	66,454
Diluted	71,103	69,573	70,853	68,955
Cash dividends declared per common share	$0.10	$0.08	$0.20	$0.13

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	February 26, 2005	February 28, 2004

Cash Flows from Operating Activities:

Net income	$53,406	$35,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	6,056	6,157
Loss on disposal of property, plant and equipment	189	—
Amortization of deferred stock compensation	264	32
Provision for doubtful accounts	1,444	1,114
Deferred income taxes	(683)	976
Stock option income tax benefit	5,421	1,580
Amortization of bond premium	251	—
Changes in operating assets and liabilities:
Accounts receivable	(17,858)	(23,001)
Inventories	(11,632)	(6,789)
Prepaid expenses and other current assets	(43)	(144)
Other assets	4,326	5,350
Accounts payable and accrued liabilities	(6,207)	(4,264)
Total adjustments	(18,472)	(18,989)

Net cash provided by operating activities	34,934	16,029

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	72,290	15,863
Purchases of investments in available-for-sale securities	(77,080)	(110,640)
Expenditures for property, plant and equipment	(5,876)	(4,056)

Net cash used in investing activities	(10,666)	(98,833)

Cash Flows from Financing Activities:
Payment of cash dividend	(13,801)	(8,671)
Purchase of treasury stock	(11,053)	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	961	699
Proceeds from exercise of Class A common stock options	13,380	18,622
Repayments of notes payable	(84)	(91)

Net cash (used in) provided by financing activities	(10,597)	10,559

Net increase (decrease) in cash and cash equivalents	13,671	(72,245)
Cash and cash equivalents – beginning of period	39,517	114,294
Cash and cash equivalents – end of period	$53,188	$42,049
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$27,741	$21,032

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